HSBC Holdings plc

THE RULES
of the
HSBC HOLDINGS SAVINGS-RELATED SHARE OPTION PLAN:
(INTERNATIONAL)

Amended by resolutions of the Remuneration Committee
on 2 August 1996 and 20 February 1998,
March 2001, 29 November 2002.
18 November 2005 and 20 November 2006
and further amended by the Company in general meeting
on 26 May 2000
and 27 May 2005

Rules of the HSBC Holdings Savings-Related Share Option Plan:
(International)

CONTENTS

Rule		Page No

1	DEFINITIONS	2

2	INVITATION OF APPLICATIONS	9

3	SCALING DOWN	11

4	GRANT OF OPTIONS	11

5	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED	12

6	RIGHTS OF EXERCISE	14

7	TAKEOVER, RECONSTRUCTION AND AMALGAMATION, AND LIQUIDATION	19

8	MANNER OF EXERCISE	21

9	ISSUE OF SHARES	22

10	ADJUSTMENTS	22

11	ADMINISTRATION	23

12	ALTERATIONS	24

13	GENERAL	26

14	GOVERNING LAW	27

15	SECTION 423 OPTIONS	30

Rules of the HSBC Holdings Savings-Related Share Option Plan: (International)

1	Definitions

In this Plan, the following words and expressions shall, where the context so permits, have the meanings set forth below:

“Acquiring Company”	the person mentioned in Rules 7(1)(a), 7(1)(b) or 7(1)(d) being a company within the meaning of Section 832 of ICTA;

“the Act”	the Income Tax (Earnings and Pensions) Act 2003;

“Associated Company”	the meaning given by paragraph 47 of the Schedule;

“the Auditors”	the auditors for the time being of the Company acting as experts and not as arbitrators;

“the Committee”	the Remuneration Committee or other duly authorised committee of the Board of Directors of the Company which fulfils the same function;

“the Company”	save as provided in Rule 7(3) HSBC Holdings plc registered in England under no 617987;

“Continuous Employment”	the meaning ascribed by Chapter 1 of Part XIV of the Employment Rights Act 1996;

“Control”	the meaning ascribed by Section 840 of ICTA;

“Date of Grant”	the date an Option is granted under the Plan;

“Dealing Day”	a day on which The London Stock Exchange is open for the transaction of business;

“Eligible Employee”
any director or employee of a Participating Company excluding any director or employee of a Participating Company eligible to participate in the HSBC Holdings Savings- Related Share Option Plan (UK); and any other director or employee who at the time when an Option is granted was a director or employee of a Participating Company but who at the Repayment Date is a director or employee of a Subsidiary which is not a Participating Company;

“Exercise Price”
the total amount payable in the appropriate Local Currency on the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is to be exercised;

“Grant Period”	a period of three calendar months commencing on the Dealing Day following

(1) a day on which the HSBC Holdings Savings-Related Share Option Plan or any amendment thereto is approved by the Inland Revenue under the Act; or

(2)   a day on which the Company makes an announcement of its results for any year, half-year or other period or issues any prospectus, listing particulars or other document containing equivalent information relating to Shares; or

(3) a day on which an announcement is made of a new sharesave prospectus in the UK;

“Holding Company”	in relation to the Acquiring Company, a company falling within the definition in Section 736 of the Companies Act 1985;

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“ICTA”	the Income and Corporation Taxes Act 1988;

“Local Currency”	such lawful currency as the Committee shall determine to be appropriate for the purposes of granting an Option to an Eligible Employee;

“the Local Currency Equivalent”	an amount of money in the Local Currency equivalent to such amount in pounds sterling calculated by using an exchange rate as quoted by a HSBC Group company on the relevant day subject to annual revaluation as appropriate based on exchange rate movements;

“Market Value”
the average of the middle market quotations of a Share (as derived from the Daily Official List of The London Stock Exchange) for the five Dealing Days immediately preceding the date of the relevant invitation made under Rule 2(1) provided that such days fall within the Grant Period;

“Maximum Contribution”	under all Savings Contracts the Local Currency Equivalent at the date of an invitation pursuant to Rule 2 of the lesser of:

(1) £250 per month; and

(2) the maximum amount specified in paragraph 25(3)(a) of the Schedule; and

(3) such maximum contribution as may be determined from time to time by the Committee;

subject, in addition, to the Maximum Contribution per Eligible Employee participating in the Plan not exceeding any limit per annum or per any other period applicable from time to time to such Eligible Employee, under foreign exchange or securities laws or regulations in the jurisdiction in which he is resident;

“Minimum Contribution”
in relation to any invitation to participate in the Plan and Options granted in respect of such invitation whichever of the Local Currency Equivalent of £5 or any other such sum as the Committee shall determine as the minimum Monthly Contribution.

“Monthly Contributions”
monthly contributions in Local Currency or any currency agreed by the Committee agreed to be paid by an Option Holder under his Savings Contract the value of which is determined for the purpose of Rule 2(6) at the Local Currency Equivalent on the relevant date of an invitation pursuant to Rule 2(1);

“Option”	a right to subscribe for Shares pursuant to the Plan;

“Option Holder”	a person to whom an Option which has neither lapsed nor been exercised has been granted (or, as the context requires, his personal representatives);

“Option Price”
the price per Share in pounds sterling (or in the Local Currency at the applicable exchange rate which is the exchange rate determined by the Company as at 11:00am (UK time) on the working day preceding the relevant invitation date under Rule 2(1) (where appropriate and applicable)), as determined by the Committee, at which an Eligible Employee may subscribe for Shares in respect of which an Option has been granted to him, being not less than:

(1) 80% of the Market Value of a Share; or

(2) if greater, the nominal value of a share,

subject to any adjustment pursuant to Rule 10(1);

“Participating Company”	(1) the Company; and

(2) any other company which is both a Subsidiary of the Company and under the Control of the Company unless it is a company which for the time being the Committee determine should not participate;

“the Plan”	the HSBC Holdings Savings-Related Share Option Plan: (International) in its present form, or as from time to time amended in accordance with the Rules;

“Repayment Date”	such date (or dates) determined by the Committee, being at least twelve months after the commencement of the Savings Contract, on which the Savings Contract is due for repayment;

“Rules”	the rules of this Plan as amended from time to time;

“Savings Authority”	a building society or bank recognised by the Committee from time to time for the purpose of receiving Monthly Contributions under Savings Contracts;

“Savings Contract”	a contract for monthly savings with the Savings Authority;

“the Schedule”	Schedule 3 to the Act;

“Share”	save as provided in Rule 7(3) an ordinary share in the Company and “Shareholder” shall be construed accordingly;

“Subsidiary”	the meaning given to it in Section 736 of the Companies Act 1985;

“US Code”	the US Internal Revenue Code of 1986;

“US Participant”	a US citizen or US resident alien who is subject to section 409A of the US Code.

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine shall include the feminine (and vice versa).

2	Invitation of Applications

(1)
Applications for the grant of Options under the Plan shall be invited only during a Grant Period and only if the Committee so determines in its absolute discretion. Invitations to apply for Options on any occasion shall be made in accordance with the Rules and on equivalent terms to all Eligible Employees save that where any limitation or restriction is required to comply with legislation or regulations in any jurisdiction the terms offered to Eligible Employees in any such jurisdiction may be varied to the extent of such limitation or restriction.

(2)	Invitations shall be made in such form as determined by the Committee and shall include details of the following matters which shall be determined by the Committee:

(a)	the Option Price;

(b)	the latest date during the Grant Period by which applications must be received, being not earlier than 14 days after the date of the invitation;

(c)
the Minimum Contribution and the Maximum Contribution including where relevant any additional constraints on the Maximum Contribution applicable to the jurisdiction of the Eligible Employee or Participating Company; and

(3)	Each invitation shall be accompanied by:

(a)	a proposal form for a Savings Contract;

(b)	an application form; and

(c)	such other documentation as may be required to comply with regulations or laws relating to tax, social security, employment or securities or for completion of a Savings Contract.

(4)	An application form shall be in such form as the Committee may from time to time prescribe save that it shall provide for the applicant to state:

(a)
the Monthly Contributions (being a multiple of a single unit in the Local Currency Equivalent and not less than the Local Currency Equivalent of the Minimum Contribution) which he wishes to make under the related Savings Contract;

(b)	that his proposed Monthly Contributions (when taken together with any Monthly Contributions he makes under any other Savings Contract) will not exceed the Maximum Contribution applicable to him; and;

(c)
if the Committee has provided for various Repayment Dates under the Savings Contract, such Repayment Date as the applicant may elect. If the Committee does not specify a choice of Repayment Dates, the applicant may only elect for the Repayment Date as specified by the Committee.

(5)
Each application shall provide that, in the event of scaling down in accordance with Rule 3, the Committee is authorised by the applicant either to alter his application by reducing the amount of his Monthly Contributions to the extent of such scaling down or to withdraw his application, as the case may be.

(6)
Each application shall be deemed to be for an Option over such number of Shares as can be subscribed at the Option Price as an option granted under the HSBC Holdings Savings-Related Share Option Plan (UK) where the savings contracts involve the equivalent value of Monthly Contributions.

3	Scaling Down

To the extent that valid applications are received in excess of any maximum number of Shares which may be determined by the Committee or the limitations in Rule 5, then the Committee shall scale down applications to the extent necessary by:

(1)	reducing the proposed Monthly Contributions in excess of the Local Currency Equivalent of the Minimum Contribution pro rata, and then, so far as necessary, selecting by lot; or

(2)
pro rating all applications, provided that if the Local Currency Equivalent of the Monthly Contributions of any Eligible Employee would thereby be reduced below the Minimum Contribution his application shall be deemed to be to make a Monthly Contribution of the Local Currency Equivalent of the Minimum Contribution, and then, so far as necessary selecting by lot; or

(3)	in any other manner determined by the Committee not inconsistent with the Plan.

4	Grant of Options

(1)	No Option shall be granted after whichever is the earlier of:

(a)	60 days (or 72 days in the event that applications are scaled down under Rule 3) after any day by reference to which the Option Price was fixed; and

(b)	the last day of the applicable Grant Period.

(2)	No Option shall be granted to a person unless at the Date of Grant he is an Eligible Employee.

(3)
The Company shall issue to each Option Holder an option certificate (“an Option Certificate”) in such form as the Committee may from time to time prescribe. Each Option Certificate shall specify the Date of Grant of the Option, the number of Shares over which the Option is granted and the Option Price and if Shares are only to be distributed on a specified date, or pursuant to a fixed schedule, following the exercise of the Option, that date or schedule.

(4)
Except as otherwise provided in these Rules, every Option shall be personal to the Option Holder to whom it is granted and shall not be transferred, assigned or charged. Each Option Certificate shall carry a statement to this effect.

(5)	No amount shall be payable by an Option Holder in respect of the grant of an Option.

(6)
No discounted Options may be granted to US Participants under Rule 4 unless such Options are granted on terms which comply with subparagraph (A) and, where relevant subparagraph (B), of paragraph (2) of section 409A(a) paragraph (2) of the US Code.

5	Number of Shares in Respect of which Options may be Granted

(1)	10% overall limit

The maximum number of Shares which may become issuable pursuant to the grant of options on any day, when added to the number of Shares issuable pursuant to the grant of options in the preceding ten years under this Plan and any other employees’ share plan adopted by the Company, shall not exceed ten per cent (10%) of the Shares in issue immediately prior to that day.

(2)	Hong Kong Stock Exchange limits

(a)
Subject to Rules 10 (adjustment) and 12 (alterations), the maximum number of Shares which may become issuable pursuant to the grant of options, when added to the number of Shares issuable pursuant to the grant of options under this Plan and, after 27 May 2005, under any other employees’ share plan adopted by the Company, shall not exceed 1,119,000,000 being ten per cent (10%) of the Shares in issue on 18 March 2005; and

(b)
The limit on the number of Shares which may be issued upon exercise of all outstanding options granted and yet to be exercised under this Plan and any other employees’ share plan adopted by the Company shall not exceed 30% of the Shares in issue from time to time. No options may be granted under any employees’ share plan adopted by the Company if it would result in this limit being exceeded.

(3)	Exclusion of certain Shares

For the purpose of Rules 5(1) and 5(2):

(a)	any Shares other than Treasury shares within Rule 5 which are already in issue when placed under option; and

(b)	any Shares comprised in any option which has lapsed or been surrendered, shall be disregarded

(4)	Interpretation of plan limits

For the purposes of this Rule: “employees’ share plan” has the same meaning as “employees’ share scheme” in section 743 of the Companies Act 1985.

(5)	Hong Kong Stock Exchange requirement: 1% per Participant limit

The total number of Shares issued and to be issued to any Option Holder on the exercise of Options granted to him in any 12 month period shall not exceed 1% of the Shares in issue.

(6)	Inclusion of certain other Shares

For the purposes of Rule [5], any Shares which are treasury shares within sections 162A to 162G Companies Act 1985 shall be treated as though they are unissued Shares.

6	Rights of Exercise

(1)	(a)
Save as provided in Rules 6(2), 6(3), 6(6) and 7, an Option may be exercised only during the relevant period specified below commencing with the Repayment Date under the relevant Savings Contract. However, where the Savings Contract is for a period of 12 months the relevant period of six months specified below shall be reduced to a period of three months commencing with the Repayment Date under the relevant Savings Contract; and

(b)	save as provided in Rules 6(2)(a) and 6(2)(b), an Option shall not be exercisable later than six months after the Repayment Date; and

(c)	save as provided in Rule 6(2) an Option may only be exercised by an Option Holder whilst he is a director or employee of a Participating Company; and

(d)
notwithstanding anything else in these Rules, the Committee may, at any time prior to the exercise of an Option, shorten the period during which the Option may be exercised if the Committee considers such shortening to be necessary or desirable to comply with or take account of any proposed or existing legislation in any country or territory or to obtain or maintain favourable tax, exchange control or regulatory treatment for the Option Holder or for any Participating Company; and

(e)
the maximum number of Shares that may be subscribed on the exercise of an Option shall be limited to the number of Shares that may be subscribed at the Option Price with the amount of the proceeds of the Savings Contract, including interest accrued on the savings save that where such proceeds are insufficient to subscribe for all the Shares in respect of which the Option is exercisable because of exchange rate or interest rate fluctuations the Option Holder may provide additional funds to subscribe for all the Shares.

(2)
Subject to Rule 6(1)(d), an Option may be exercised by an Option Holder or his personal representatives within the periods specified in relation to the applicable circumstances set out below. However, where the Savings Contract is for a period of 12 months the period of six months specified below shall be reduced to a period of three months. For the avoidance of doubt, this will not apply to the period of twelve months specified in Rules 6(2)(a) and 6(2)(b) below.

(a)	within 12 months following the date of his death if such death occurs before the Repayment Date; or

(b)	within 12 months following the Repayment Date in the event of his death within six months after the Repayment Date; or

(c)
within six months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Plan by reason of being unable to work on account of any injury or disability, being made redundant or on retirement on reaching age 60 or any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

(d)
within six months following his ceasing to hold such office or employment by virtue of which he is eligible to participate in the Plan by reason of (i) the Company ceasing to have Control of the company for which he worked or (ii) the transfer of the business or part of the business in which he works to a person who is neither an Associated Company nor a Subsidiary; or

(e)
within six months following his ceasing, more than three years after the Date of Grant of the Option, to hold such office or employment by reason of early retirement with the consent of the employing company, or by reason of pregnancy, and for the purposes of the Plan (and, in particular, Rule 6(5)(e)), a woman who is on maternity leave by reason of pregnancy or confinement and who exercises her right to return to work in accordance with the Employment Relations Act 1999 (or equivalent legislation in the jurisdiction in which she is employed) before exercising an Option shall be treated as not having ceased to hold such office or employment. If she does not so exercise her right to return to work she will be regarded as having ceased to hold such office or employment on the last day on which she is entitled to return to work.

(3)
An Option may also be exercised by an Option Holder within six months following the date he reaches age 60 if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Plan.

(4)
No person shall be treated for the purposes of Rules 6(1)(c), 6(2)(c), 6(2)(d) and 6(5)(e) as ceasing to hold an office or employment by virtue of which he is eligible to participate in the Plan until he ceases to hold any office or employment in the Company or any Associated Company of the Company or any company of which the Company has Control. For the purpose of this Rule the definition of Associated Company carries the amended meaning given by paragraph 35 of the Schedule.

(5)	An Option shall lapse upon the occurrence of the earliest of the following events:

(a)	subject to (b) below, six months after the Repayment Date; or

(b)	where the Option Holder dies:

(i)	before the Repayment Date, 12 months after the date of death; or

(ii)	in the period of six months after the Repayment Date, 12 months after the Repayment Date;

(c)
the expiry of any of the applicable periods specified in Rules 6(2)(c) 6(2)(d) and 6(2)(e) save that, if at the time any of such applicable periods expire, time is running under Rules 6(2)(a) or 6(2)(b), the Option shall not lapse by reason of this Rule 6(5)(c) until the expiry of the period in Rules 6(2)(a) or 6(2)(b); or

(d)	the expiry of any of the periods of exercise specified in Rules 7(2)(b), 7(2)(c) and 7(2)(d) save with regard to any Option which is rolled over pursuant to Rule 7(3); or

(e)	the date on which an Option Holder ceases to be a director or employee of any Participating Company or any Associated Company of the Company for any reason other than those specified in Rule 6(2); or

(f)	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding-up of the Company; or

(g)	the date on which the Option Holder does or omits to do anything, as a result of which he is deprived of the legal or beneficial ownership of the Option; or

(h)
subject to Rule 7(3), where Rule 7(1)(a) applies, six weeks from the date on which the person referred to therein who obtains Control of the Company is first entitled to give, in connection with the offer referred to therein, a valid notice to acquire compulsorily any Shares pursuant to Section 429 of the Companies Act 1985; or

(i)	any date on which the period during which an Option may be exercised terminates as a result of a determination by the Committee pursuant to Rule 6(1)(d).

(j)
the date on which an Option Holder is granted an “option” under the HSBC Holdings Savings Related Share Option Plan (UK), to the extent that his monthly contribution in respect of such option, when taken together with his Monthly Contribution under the Plan, exceeds the Maximum Contribution . For the avoidance of doubt, the options held by an Option Holder under the Plan with the highest Option Price will lapse first.

(6)
The Committee may, at any time, decide in relation to any Option, that when that Option becomes exercisable on the Repayment Date, it will be exercised automatically on any date selected by the Committee which is after the Repayment Date if, on the Trading Day immediately preceding that date, the middle market quotation of a Share (as derived from the Daily Official List of The London Stock Exchange) exceeds the Option Price by more than an amount selected by the Committee. In such circumstances:

(a)	the necessary form of instruction shall be deemed to have been given on the selected date; and

(b)	the Option Holder will be deemed to have instructed that the proceeds of his Savings Contract, including interest accrued on the savings be applied to the exercise of the Option; and

(b)	the Option will be exercised to the extent described in Rule 6(1)(e).

To the extent that the Option is not exercised as described in this Rule 6(6), it shall continue in effect and/or lapse in accordance with the rest of Rule 6.

7	Takeover, Reconstruction and Amalgamation, and Liquidation

(1)	This Rule shall apply where:

(a)
any person obtains Control of the Company as a result of making either a general offer to acquire the whole of the Company's issued share capital (other than any shares already owned by the Holding Company or any Subsidiary of the Holding Company) and which is made on a condition such that if it is satisfied the offeror will have such Control, or a general offer to acquire all the shares in the Company which are of the same class as the Shares; or

(b)	any person obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Section 425 of the Companies Act 1985; or

(c)	without any person obtaining Control of the Company, the Court sanctions a scheme of arrangement affecting the Shares under Section 425 of the Companies Act 1985; or

(d)	any person becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430 of the Companies Act 1985; or

(e)	a resolution is passed for the voluntary winding-up of the Company,

and for the purpose of this Rule 7 (except Rule 7(3)) a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control.

(2)	Subject to Rules 6(1)(d) and 6(5) an Option may be exercised during any of the following periods:

(a)
in relation to Rule 7(1)(a), within six months of the date Control is so obtained and any condition subject to which the offer is made is satisfied (or until the expiry of the period mentioned in (c) below, if earlier); or

(b)	in relation to Rules 7(1)(b) and 7(1)(c), until six months after the date the Court sanctions the scheme of arrangement; or

(c)	in relation to Rule 7(1)(d), during any period in which the person remains so bound or entitled; or

(d)	in relation to Rule 7(1)(e), within six months of the passing of the resolution.

(3)
Notwithstanding anything to the contrary in these Rules, where any person mentioned in Rules 7(1)(a), 7(1)(b) or 7(1)(d) is a company an Option Holder may, by agreement with the Acquiring Company, and within the appropriate period mentioned in Rules 7(2)(a), 7(2)(b) and 7(2)(c), release his Option under the Plan (“the Old Option”) in consideration of the grant to him of a new Option (“the New Option”) which within the meaning ascribed by paragraph 39(4) of the Schedule, is equivalent to the Old Option but relates to Shares in a different company (whether the Acquiring Company or some other company). With effect from the date of release references in Rules, 7, 8, 9, 10, 11 and 13 (and, in relation to expressions used in those Rules, in Rule 1) to “the Company” and “Shares” in the Company shall, in relation to the New Option, be construed as references to the Acquiring Company and Shares in the Acquiring Company or some other company as the case may be.

8  Manner of Exercise

(1)
An Option may only be exercised during the periods specified in Rules 6 and 7. Exercise may be in whole or in part, and, subject to Rule 6(6) shall be by the delivery to the secretary of the Company or his duly appointed agent of the necessary form of instruction duly completed and signed by the Option Holder, together with a remittance for the Exercise Price payable in respect of the Shares over which the Option is to be exercised. The relevant Shares shall be allotted within 28 days following such delivery.

(2)
The Company, or any relevant Participating Company, will be entitled to withhold and the Option Holder will be obligated to pay the amount of any tax or social security contributions or other regulatory payments payable by or on behalf of such an Option Holder in connection with the Option exercise. The Committee may establish appropriate procedures to provide for any such payment.

9  Issue of Shares

(1)
Shares allotted under this Plan shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment, and in the case of a transfer of existing Shares, the transferee shall not acquire any rights by reference to a record date prior to the date of such transfer.

(2)
The Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Shares pursuant to the Plan application shall be made to the relevant stock exchanges and other regulatory authorities for the listing and trading of the Shares.

10  Adjustments

(1)
The number of Shares over which an Option is granted and the Option Price thereof, and the limits in Rule 5 on the number of Shares issuable under the Plan shall be adjusted in such manner as the Committee shall determine to prevent enlargement or dilution of rights following any capitalisation issue, subdivision, consolidation or reduction of share capital and in respect of any discount element in any rights issue or other variation of share capital, no adjustment made pursuant to this Rule 10(1) shall have the effect of reducing the Option Price below the nominal value of a Share.

(2)
The Committee may take such steps as they may consider necessary to notify Option Holders of any adjustment made under Rules 10(1) and to call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment. An adjustment in respect of Options may only be made under this Rule if the proportion of the Shares subject to that Option is the same both immediately before and immediately after that adjustment and (other than in the case of a bonus issue) the Company’s Auditors have confirmed to the Committee in writing that this is the case.

11  Administration

(1)	Notices or documents required to be given to an Eligible Employee or to an Option Holder shall either be delivered to him by

(a)	hand;

(b)	sending them to him at his last known address according to the information provided by him. Notices sent by post shall be deemed to have been given on the day following the date of posting; or

(c)
sending them by facsimile, email or any form of electronic means acceptable to the Committee to the Option Holder’s last known facsimile number or email address. Notices sent by this method of communication shall be deemed to have been given at the time of despatch.

(2)	The Company may distribute to Option Holders copies of any notice or document sent by the Company to its shareholders generally.

(3)
The Company shall at all times keep available sufficient unissued Shares to satisfy the exercise of all Options which have neither lapsed nor been exercised taking account of any other obligations of the Company to allot unissued Shares.

(4)	The Committee may make such regulations for the administration of the Plan as they deem fit, provided that no regulation shall be valid to the extent it is inconsistent with these Rules.

(5)	All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Committee shall be final, conclusive and binding.

(6)
The Company will bear the cost of introducing and operating the Plan (including but not limited to stamp duty, stamp duty reserve tax and any other costs relating to the issue of Shares upon the exercise of Options). However, the Company may require any Participating Company to reimburse the Company for any Plan costs borne by the Company, directly or indirectly, in respect of that Participating Company's officers or employees.

12  Alterations

(1)	Amendments to the advantage of Option Holders

Subject to Rule 10, this Plan may be amended by the Committee in any way, provided that no alteration to the advantage of Option Holders or Eligible Employees may be made to the provisions relating to:

(a)  the persons to whom Options may be made;

(b)       the limits on the number of Shares in respect of which Options may be made;

(c)  the maximum individual entitlements for Option Holders;

(d)       the basis for determining Option Holders’ entitlements to, and the terms of, Shares to be provided under this Plan;

(e)  the periods during which Options may be exercised;

(f)  any rights attaching to Shares comprised in Options;

(g)	the adjustment of Options in the event of a bonus or rights issue, open offer, sub-division or consolidation of Shares or reduction of capital or any other variation of capital;

(h)  Rule 13 (1) (termination of this Plan); and

(i)  this Rule 12.

without the prior approval of the Company’s Shareholders in general meeting except for minor amendments which the Committee considers necessary or desirable in order to benefit the administration of the Plan, to take account of a change in the applicable legislation in any country or territory or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or any Group Company.

(2)	Hong Kong Stock Exchange requirement

In relation to Options, the provisions of this Plan relating to the matters set out in Rule 17.03 of the listing rules of the Hong Kong Stock Exchange cannot be altered to the advantage of Option Holders without the prior approval of the Company’s Shareholders in general meeting and the Hong Kong Stock Exchange, and any other alterations to the provisions of the Plan relating to Options which are of a material nature, or any change to the terms of subsisting Options, must be approved by the Company’s Shareholders in general meeting except where the alterations take effect automatically under the terms of this Plan.

13	General

(1)	The Plan shall terminate on 27 May 2015 or at any earlier time by resolution of the Committee. Termination of the Plan shall be without prejudice to the subsisting rights of Option Holders.

(2)
If an Eligible Employee or an Option Holder shall cease for any reason including as a result of being wrongfully or unfairly dismissed to be in the employment of the company or any of its Subsidiaries, he shall not be entitled, by way of compensation for loss of office or employment or otherwise howsoever, to any sum or any benefit to compensate him for any consequential loss or curtailment of any right or benefit accrued or in prospect under the Plan, and any such loss or curtailment shall not form part of any claim for damages for breach of any contract of employment of any Eligible Employee or Option Holder or compensation for unfair dismissal or any other claim whatsoever.

(3)	Data protection

By participating in the Plan the Option Holders consent to the holding and processing of personal data provided by them to the Company or other Group Company by which they are employed for all purposes relating to the operation of this Plan. These include, but are not limited to:

(a)	administering and maintaining Option Holders’ records;

(b)	providing information to the trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c)	providing information to future potential or actual acquirers of the Company or the Group Company or undertaking in which Option Holders are employed; and

(d)	transferring information about Option Holders to any country or territory.

14	Governing Law

This Plan is governed by and shall be construed in accordance with the laws of England and the parties to any dispute relating to the Plan shall submit to the exclusive jurisdiction of the High Court of England.

SCHEDULE 1

MALTA

1.	The Rules shall apply to Eligible Employees resident in Malta subject to paragraph 2 below.

2.	In Rule 1, the definition of Maximum Contribution shall be replaced with the following:

“Maximum Contribution”	under all Savings Contracts the Local Currency Equivalent at the date of an invitation pursuant to Rule 2 of the lesser of:

(1) £250 per month; and

(2) the maximum amount specified in paragraph 25(3)(a) of the Schedule; and

(3) such maximum contribution as may be determined from time to time by the Committee,

subject, in addition, to the Maximum Contribution per Eligible Employee participating in the Plan not exceeding the limit per annum applicable from time to time to such Eligible Employee, in relation to foreign currency investments, by order of the Central Bank of Malta

SCHEDULE 2

USA

Rules for the operation of the HSBC Savings-Related Share Option Plan: (International) (“the Plan”) for Option Holders either resident in the United States of America (“the USA Section”) or otherwise selected by the Committee.

A.1
These rules are made under the terms of the Plan. The Rules apply to Option Holders of the HSBC Group in the USA except to the extent modified by this Schedule. The USA Section will apply to any Option Holder who is employed in the USA on any date when an invitation to apply for an Option is made under the Plan.

A.2	Rule 8(1) of the Plan shall not apply to the USA Section. The following provision shall be substituted for Rule 8(1):

“8	Manner of Exercise

(1)
An Option may only be exercised during the periods specified in Rules 6 and 7. Exercise may be in whole or in part, and shall be by the delivery to the secretary of the Company or his duly appointed agent of a notice of exercise in the prescribed form duly completed and signed by the Option Holder, together with a remittance for the Exercise Price payable in respect of the Shares over which the Option is to be exercised. Upon exercise, Shares shall be allotted within 28 days following such delivery.”

A.3
The following is added as Rule 15 of the Plan to apply to the USA Section and for the purposes of this USA Section, where any conflict arises between the provisions of the Plan and the USA Section, the terms of the USA Section will prevail:

“15 Code Section 423: the HSBC US Employee Stock Plan

The following Rules shall apply to the grant of any options over Shares under the Plan to Section 423 Eligible Employees that are intended to comply with Code Section 423.

(1)  Definitions

For purposes of this Rule 15, the following words and expressions shall, where the context so permits, have the meanings set forth below:

(a)	“Account” means a recordkeeping account maintained for a Participant to which payroll deductions, if applicable, shall be credited.

(b)	“Code” means the USA Internal Revenue Code of 1986, as amended.

(c)	“Section 423 Eligible Employee” means an Employee eligible to participate in the Plan and receive a Section 423 Option in accordance with Rule 15(2).

(d)
“Section 423 Option” means an option to purchase Shares as determined by the Committee in its or their sole discretion that is granted to a Section 423 Eligible Employee in accordance with this Rule 15 and Code Section 423.

(e)	“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date.

(f)	The “Plan” means the HSBC US Employee Stock Plan constituted by the Rules of the HSBC Holdings Savings-Related Share Option Plan: (International) as modified by A.3 of this Schedule 2.

(g)	“Effective Date” means the date the Plan was adopted by the Committee, subject to the approval of the Company’s Shareholders within one (1) year of such date.

(h)	“Eligible Employee” means any US tax paying active employee of a participating Company.

(i)	“Enrollment Date” means the first Trading Day of a Savings Period.

(j)
“Fair Market Value” means, as of any applicable date, the average of the middle market quotations of a Share (as derived from the Daily Official List of The London Stock Exchange) for the five Dealing Days immediately prior to such applicable date.

(k)	“Date of Grant” as defined in Rule 1 of the Plan.

(l)	“Grant Price” means the Fair Market Value of a Share as of the Date of Grant for a Section 423 Option.

(m)	“Participant” means a Section 423 Eligible Employee who has enrolled in the Plan pursuant to Rule 15(3).

(n)	“Exercise Date” with respect to a Savings Period means the last Trading Day in such Savings Period.

(o)	“Exercise Date Price” means the Fair Market Value of a Share on the applicable Exercise Date.

(p)
“Savings Period” means the savings period designated by the Committee; provided that each period shall in no event end later than: (i) five (5) years from the date the Section 423 Option is granted if the Purchase Price is to be not less than eighty-five percent (85%) of the Fair Market Value of the Shares on the Exercise Date; or (ii) otherwise, twenty-seven (27) months from the Date of Grant.

(q)	“Option Price” means the price designated by the Committee, at which each Share may be purchased under any Section 423 Option, but in no event less than eighty-five percent (85%) of the lesser of:

(i) The Grant Price, as defined in Rule 15(1)(l); and

(ii) The Exercise Date Price, as defined in Rule 15(1)(o)

(r)	“Trading Day” means “Dealing Day” (a day on which The London Stock Exchange is open for the transaction of business).

(2)	Eligibility

No Eligible Employee shall be granted a Section 423 Option:

(i)
If, immediately after the grant, such Employee would own, and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company within the meaning of Code Section 423; or

(ii)
Which permits the Employee’s rights to purchase stock under all employee stock purchase plans, as defined in Code Section 423, of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars (USD $25,000) of fair market value of the stock (determined at the time such Section 423 Option is granted), as applicable, for each calendar year in which such stock option is outstanding at any time;

(iii)
If the Employee’s customary employment does not meet certain requirements for length of employment determined by the Company or the Committee from time to time; provided, however, that any such requirement for length of employment shall comply with Code Section 423; or

(iv)	If the Employee is prohibited by the laws of a country or territory (of whose law he is subject) from participating in the Plan.

unless his or her participation is required as a matter of local law or regulation.

(3)	Enrollment

Any Section 423 Eligible Employee may enroll in the Plan with regard to Section 423 Options to be granted pursuant to this Rule 15 for any future Savings Period by completing and signing an Enrollment election form or by such other means as the Committee shall prescribe and submitting such Enrollment election as prescribed on or before the Cut-Off Date with respect to such Savings Period.

(4)	Grant of Section 423 Options on Enrollment

Enrollment by a Section 423 Eligible Employee in the Plan with regard to Section 423 Options as of an Enrollment Date will constitute the grant by the Company to such Participant of a Section 423 Option on such Enrollment Date.

(5)	Exercise, Purchase and Expiry

(i)
A Section 423 Option shall expire, if not sooner terminated in accordance with the Plan, on the earliest to occur of: (a) any date specified in Rule 15(5)(iii); (b) the completion of the purchase of Shares under the Option under Rule 15(6); or (c) the date on which participation of such Participant in the Plan under this Rule 15 terminates for any reason.

(ii)
If the Exercise Date Price exceeds the Option Price of a Section 423 Option, it shall be exercised automatically to purchase on the Exercise Date the number of Shares that the funds accumulated in the Participant’s Account as of such Exercise Date will purchase at the applicable Option Price;

(iii)
If the Option Price exceeds the Exercise Date Price of a Section 423 Option, the Option shall not be exercised automatically and, at any time in the three months following the Exercise Date, the Participant may either exercise the Section 423 Option in accordance with Rule 8 or request in writing that any payment amounts be returned to him, together with any interest due. The Section 423 Option will expire, to the extent not exercised, on the earlier of the date three months after the Exercise Date or and any payment amounts together with any interest due will be returned to the Participant.

(6)	Payment

Shares to be purchased upon exercise of a Section 423 Option shall be paid for using the payroll deductions, the terms and conditions of which are designated by the Company, which have accumulated during the applicable Savings Period.

Payment amounts shall be credited to a Participant’s Account under Rule 15 of this Plan. All payment amounts may be used by the Company for any purpose and, unless required to do so by law or regulation, the Company shall have no obligation to segregate funds.

(7)	Holding Period

If Shares are purchased by a Participant pursuant to Rule 15(5)(ii) or (iii), then, the Company shall deposit such Shares in a nominee account for a period of twelve (12) months, and within a reasonable time after such period, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the whole number of Shares purchased by the Participant.

If any law or applicable regulation of the United States of America’s Securities and Exchange Commission or other body having jurisdiction shall require that the Company take any action in connection with the Shares being purchased under the Section 423 Option, delivery of the certificate or certificates for such Shares shall be postponed until the necessary action shall have been completed.

(8)	Withdrawal from the Plan and Termination of Employment

(i)	Withdrawal from the Plan:

A Participant may withdraw from the Plan in full (but not in part) during any Savings Period by delivering a notice of withdrawal (in a manner prescribed by the Committee) at any time up to but not including the fifteen (15) days prior to the Exercise Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Exercise Date as the Committee may permit.

If notice of withdrawal is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares as of the next following Exercise Date, but shall instead be distributed to the Participant as soon as administratively feasible.

A Participant who has withdrawn during a Savings Period may not return funds to the Company during the same Savings Period and require the Company to apply those funds to the purchase of Shares. Any Section 423 Eligible Employee who has withdrawn from the Plan under this Rule 15 may, however, re-enroll in the Plan with regard to Rule 15 on the next subsequent Enrollment Date, if any.

(ii)	Termination of Employment:

In compliance with the requirements of Code Section 423, Participation in the Plan under this Rule 15 terminates immediately when a Participant ceases to be employed by the Company or any Subsidiary Company for any reason whatsoever or otherwise ceases to be a Section 423 Eligible Employee, and such terminated Participant’s outstanding Options shall thereupon terminate.

As soon as administratively feasible after termination of participation, the Company shall pay to the Participant or his/her beneficiary or legal representative any amounts accumulated in the Participant’s Account at the time of termination of participation.

(9)	Restrictions on Transfer

Section 423 Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of a Section 423 Option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company or the Committee may treat such act as an election to withdraw from the Plan in accordance with Rule 15(8)(i).

(10)	Retirement and Welfare Plans

No Section 423 Options granted under this Plan, or Shares, or cash paid pursuant to the exercise of such options may be included as “compensation” for purposes of computing the benefits payable to any Participant under any retirement plan (whether qualified or non-qualified) or welfare benefit plans of the Company or any Subsidiary unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefits.

Schedule 3
HSBC Holdings plc

THE RULES
of the
HSBC HOLDINGS SAVINGS-RELATED SHARE OPTION SCHEME: (INTERNATIONAL) : IRISH SCHEME

Approved by Irish Revenue Commissioners on 28 March 2000
Adopted by the Remuneration Committee on 25 February 2000 and amended 29 November 2002

Rules of the HSBC Holdings Savings Related Share Option Scheme:
Overseas Section: Irish Scheme

Rules of the HSBC Holdings Savings-Related Share Option Scheme: Overseas Section: Irish Scheme

1	Definitions

In this Scheme, the following words and expressions shall, where the context so permits, have the meanings set forth below:

“Acquiring Company”	the person mentioned in Rules 7(1)((a), 7(1)(b), 7(1)(c) or 7(1)(d) being a company within the meaning of Section 832 of the UK Income and Corporation Taxes Act 1988;

“the Act”	the Taxes Consolidation Act 1997

“Associated Company”	the meaning given to it by paragraph 1(1) of Schedule 12A to the Act;

“the Auditors”	the auditors for the time being of the Company acting as experts and not as arbitrators;

“Certified Contractual Savings Scheme”	the meaning given to it by Section 519C(4) of the Act

“the Committee”	the Remuneration Committee or other duly authorised committee of the Board of Committee of the Company which fulfils the same function;

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“the Company”	save as provided in Rule 7(3) HSBC Holdings plc registered in England under no 617987;

“Control”	except as otherwise provided in the Rules, has the meaning ascribed by Section 840 of the UK Income and Corporation Taxes Act 1988;

“Date of Grant”	the date an Option is granted under the Scheme;

“Dealing Day”	a day on which The London Stock Exchange is open for business;

“Eligible Employee”	means any person who:

i) a) is an employee of any Participating Company, including a full-time director

(b) is chargeable to tax under Schedule E in respect of that employment, and

(c) who had on the date of the relevant issue of the relevant invitations pursuant to Rule 2(1) been such an employee or director continuously for a period of 6 months or,

(ii) is any other employee or director of a Participating Company, nominated by the Committee to be an Eligible Employee.

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Provided that no person shall be an Eligible Employee if that person is ineligible to participate in the Scheme by virtue of paragraph 8, Schedule 12A to the Act.

“Exercise Price”
the total amount payable in Euro on the exercise of an Option, whether in whole or in part, being an amount equivalent to the relevant Share Price calculated at the Sterling-Euro exchange rate on the [London Interbank lending market] at the close of business on the last Dealing Day preceding the date on which the Committee issue the invitation to apply for that Option multiplied by the number of Shares in respect of which the Option is to be exercised;

“Grant Period”	a period of 3 calendar months commencing on the Dealing Day following

(1) a day on which the Scheme or any amendment thereto is approved in writing by the Revenue Commissioners under the Act; or

(2)      a day on which the Company makes an announcement of its results for any year, half-year or other period or issues any prospectus, listing particulars or other document containing equivalent information relation to Shares; or

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(3) a day on which any announcement is made of modifications to be made to the Act or an announcement is made by the Qualifying Savings Institution of a new savings-related share option prospectus;

“Holding Company”	in relation to the Acquiring Company, a company falling within the definition in Section 736 of the UK Companies Act 1985;

“Market Value”	in relation to a Share on any day:

(1) save as mentioned in (2) below, its market value as determined in accordance with section 548 of the Act or

(2)      if and so long as the Shares are listed on The London Stock Exchange, the average of its middle market quotations (as derived from the Daily Official List of The London Stock Exchange) for the five Dealing Days falling within the Grant Period immediately preceding the date of the relevant invitation made under Rule 2(1);

“Maximum Contribution”	€320 or such other amount as specified in paragraph 25(2)(a) of Schedule 12A to the Act, as the Committee shall determine as the maximum monthly contribution;

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“Minimum Contribution”
€12 or such other amount, not being more than €12, or such minimum sum as specified in paragraph 25(2)(b) of Schedule 12A to the Act, as the Committee shall determine as the minimum monthly contribution.

“Monthly Contributions”	monthly contributions agreed to be paid by an Option Holder under his Savings Contract;

“Option”	a right to subscribe for Shares pursuant to the Scheme;

“Option Holder”	a person to whom an Option has been granted (or, as the context requires, his personal representatives);

“Option Price”	the price per Share in Euro, as determined by the Committee, at which an Eligible Employee may subscribe for Shares in respect of which an Option has been granted to him, being not less than:

(1) 80% of the Market Value of a Share; or

(2) if greater, and Shares are to be subscribed, the nominal value of a Share, subject to any adjustment pursuant to Rule 10(1);

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“Participating Company”	(1) the Company; and

(2) any other company for the time being designated by the Committee as a Participating Company, being a company which is under the control of the Company within the meaning of section 432 of the Act;

“Pensionable Age”	has the meaning given to that expression in Section 2 of the Social Welfare Consolidation) Act 1993;

“Qualifying Savings Institution”	means any of the persons defined in section 519(C) of the Act for the purpose of receiving monthly contributions under the Savings Contract;

“Repayment Date”	the date under the Savings Contract on which the total value of the Savings Contract is due for repayment.

“Rules”	the rules of this Scheme as amended from time to time;

6

“Savings Contract”	a contract for monthly savings with a Qualifying Savings Institution under a Certified Contractual Savings Scheme;

“the Scheme”	the HSBC Holdings Savings-Related Share Option Scheme Irish Section in its present form, or as from time to time amended in accordance with the Rules;

“Share”
save as provided in Rule 7(3) an ordinary share in the Company which complies with the provisions of paragraphs 10 to 15 inclusive of Schedule 12A to the Act and “Shareholder” shall be construed accordingly;

“Subsidiary”	the meaning given to it in Section 736 of the UK Companies Act 1985;

References in these Rules are to Irish statutory provisions as specified and those provisions as amended or re-enacted from time to time, unless otherwise specifically provided, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine shall include the feminine (and vice versa).

2	Invitation of Applications

(1)
Applications for the grant of Options under the Scheme shall be invited only during a Grant Period and only if the Committee so determines in its absolute discretion. Invitations to apply for Options on any occasion shall be made in accordance with the Rules and on identical terms to all Eligible Employees save that where any limitation or restriction is required to comply with legislation or regulations in any jurisdiction the terms offered to Eligible Employees in any such jurisdiction may be varied to the extent of such limitation or restriction.

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(2)	Invitations shall be made in writing and shall include details of the following matters which shall be determined by the Committee in accordance with the Rules:

(a)	the Option Price;

(b)	the latest date during the Grant Period by which applications must be received, being not earlier than 14 days after the date of the invitation;

(c)	the Maximum Contribution and Minimum Contribution; and

(d)	whether the repayment to be made under the Savings Contract shall be taken as including any bonus or any interest accrued at the Repayment Date or, in the case of early exercise, the relevant date.

(3)	Each invitation shall be accompanied by:

(a)	a proposal form for a Savings Contract;

(b)	an application form; and

(c)	such other documentation as may be required to comply with regulations or laws relating to tax, social security, employment or securities or for completion of a Savings Contract.

8

(4)	An application form shall be in such form as the Committee may from time to time prescribe save that it shall provide for the applicant to state:

(a)	the Monthly Contributions (being a multiple of €1 and not less than the Minimum Contribution) which he wishes to make under the Related Savings Contract;

(b)	that his proposed Monthly Contributions (when taken together with any Monthly Contributions he makes under any other Savings Contract) will not exceed the Maximum Contribution applicable to him; and;

(c)	if the Savings Contract provides the Eligible Employee with a choice of Repayment Dates, the Eligible Employee’s choice in that respect.

(5)
Each application shall provide that, in the event of scaling down in accordance with Rule 3, the Committee is authorised by the applicant either to alter his application by reducing the amount of his Monthly Contributions or to withdraw his application, as the case may be, to the extent of such scaling down.

(6)	Each application shall be deemed to be for an Option over such number of Shares as can be subscribed at the Option Price with the total value of the Savings Contract.

3	Scaling Down

To the extent that valid applications are received in excess of any maximum number of Shares which may be determined by the Committee or the limitations in Rule 5, then the Committee shall scale down applications to the extent necessary by:

(1)	reducing the proposed Monthly Contributions in excess of the Minimum Contribution pro rata, and then so far as necessary, selecting by lot; or

9

(2)
pro rating all applications, provided that if the Monthly Contributions of any Eligible Employee would thereby be reduced below the Minimum Contribution, he shall be deemed to have applied to make a Monthly Contribution of the Minimum Contribution, and then so far as necessary selecting by lot; or

(3)	in any other manner determined by the Committee not inconsistent with the Scheme.

4	Grant of Options

(1)	No Option shall be granted after whichever is the earlier of:-

(a)	30 days (or 42 days in the event that applications are scaled down under Rule 3) after any day by reference to which the Option Price was fixed; and

(b)	the last day of the applicable Grant Period.

(2)	No Option shall be granted to a person unless at the Date of Grant he is an Eligible Employee.

(3)
The Company shall issue to each Option Holder an option certificate (“an Option Certificate”) in such form as the Committee may from time to time prescribe. Each Option Certificate shall specify the Date of Grant of the Option, the number of Shares over which the Option is granted and the Option Price.

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(4)
Except as otherwise provided in these Rules, every Option shall be personal to the Option Holder to whom it is granted and shall not be transferred, assigned or charged. Each Option Certificate shall carry a statement to this effect.

(5)	No amount shall be payable by an Option Holder in respect of the grant of an Option.

5	Number of Shares in Respect of which Options may be Granted

(1)	10% overall limit

The maximum number of Shares which may become issuable pursuant to the grant of options on any day, when added to the number of Shares issuable pursuant to the grant of options in the preceding ten years under this Scheme and any other employees’ share plan adopted by the Company, shall not exceed ten per cent (10%) of the Shares in issue immediately prior to that day.

(2)	Hong Kong Stock Exchange limits

(a)
Subject to Rules 10 (adjustment) and 12 (alterations), the maximum number of Shares which may become issuable pursuant to the grant of options, when added to the number of Shares issuable pursuant to the grant of options under this Scheme and, after 27 May 2005, under any other employees’ share plan adopted by the Company, shall not exceed 1,119,000,000 being ten per cent (10%) of the Shares in issue on 18 March 2005; and.

(b)
The limit on the number of Shares which may be issued upon exercise of all outstanding options granted and yet to be exercised under this Scheme and any other employees’ share plan adopted by the Company shall not exceed 30% of the Shares in issue from time to time. No options may be granted under any employees’ share plan adopted by the Company if it would result in this limit being exceeded.

11

(3)	Exclusion of certain Shares

For the purpose of Rules 5(1) and 5(2):

(a)	any Shares which are already in issue when placed under option; and

(b)	any Shares comprised in any option which has lapsed or been surrendered,

shall be disregarded

(4)	Interpretation of plan limits

For the purposes of this Rule: “employees’ share plan” has the same meaning as “employees’ share scheme” in section 743 of the UK Companies Act 1985.

(5)	Hong Kong Stock Exchange requirement: 1% per Participant limit

The total number of Shares issued and to be issued to any Option Holder on the exercise of Options granted to him in any 12 month period shall not exceed 1% of the Shares in issue.

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6	Rights of Exercise

(1)	(a)	Save as provided in Rules 6(2), 6(3) and 7, an Option may be exercised only during the relevant period specified below commencing with the Repayment Date under the relevant Savings Contract; and

(b)	save as provided in Rules 6(2)(a) and 6(2)(b), an Option shall not be exercisable later than six months after the Repayment Date; and

(c)	save as provided in Rule 6(2), an Option may only be exercised by an Option Holder whilst he is a director or employee of a Participating Company; and

(d)
an Option may not be exercised by an Option Holder at any time when he is prohibited from such exercise by virtue of the provisions of Paragraph 8 of Schedule 12A to the Act (material interest in a close company) or, in the case of personal representatives when the Option Holder would have been so prohibited; and

(e)
the maximum number of Shares that may be subscribed on the exercise of an Option shall be limited to the number of Shares that may be subscribed at the Option Price with the amount of the proceeds of the Savings Contract, including any bonus and interest accrued on the savings.

(2)	An Option may be exercised by an Option Holder or personal representative within the periods specified in relation to the applicable circumstances set out below:

(a)	within 12 months following the date of his death if such death occurs before the Repayment Date; or

13

(b)	within 12 months following the Repayment Date in the event of his death within six months after the Repayment Date; or

(c)
within six months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of injury, disability, redundancy within the meaning of the Redundancy Payments Acts 1967 - 1991 of Ireland or retirement on reaching Pensionable Age; or

(d)
within six months following his ceasing to hold such office or employment by virtue of which he is eligible to participate in the Scheme by reason of (i) the Company ceasing to have Control of the company for which he worked or (ii) the transfer of the business or part of the business in which he works to a person who is neither an Associated Company nor a Subsidiary; or

(e)
within six months following his ceasing, more than three years after the Date of Grant of the Option, to hold such office or employment by reason of retirement prior to Pensionable Age with the consent of the employing company, and for the purposes of the Scheme (and, in particular, Rule 6(5)(e), a woman who leaves employment due to pregnancy or confinement in circumstances where she has a right to return to work under the Irish Maternity Protection Act, 1994 shall be deemed to have remained in employment until such time as she is no longer capable of exercising a right to return to work and not to have ceased to have been employed if she exercises that right.

14

(3)
An Option may also be exercised by an Option Holder within six months following the date he reaches Pensionable Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Scheme.

(4)
No person shall be treated for the purposes of Rules 6(1)(c), 6(2)(c), 6(2)(d) and 6(5)(e) as ceasing to hold an office or employment by virtue of which he is eligible to participate in the Scheme until he ceases to hold any office or employment in the Company or any Associated Company of the Company or any company of which the Company has Control. For the purpose of this Rule the definition of Associated Company carries the amended meaning given by paragraph 1(1) of Schedule 12A to the Act.

(5)	An Option shall lapse upon the occurrence of the earliest of the following events:

(a)	subject to (b) below, six months after the Repayment Date; or

(b)	where the Option Holder dies:

(i)	before the Repayment Date, 12 months after the date of death; or

(ii)	in the period of six months after the Repayment Date, 12 months after the Repayment Date;

(c)
the expiry of any of the applicable periods specified in Rules 6(2)(c), 6(2)(d) and 6(2)(e), save that, if at the time any of such applicable periods expire, time is running under Rules 6(2)(a) or 6(2)(b), the Option shall not lapse by reason of this Rule 6(5)(c) until the expiry of the periods in Rules 6(2)(a) or 6(2)(b); or

15

(d)	the expiry of any of the periods of exercise specified in Rules 7(2)(b), 7(2)(c) and 7(2)(d) save with regard to any Option which is rolled-over pursuant to Rule 7(3); or

(e)	the date on which an Option Holder ceases to be a director or employee of any Participating Company for any reason other than those specified in Rule 6(2); or

(f)	the date on which a resolution is passed, or order is made by the Court, for the compulsory winding-up of the Company; or

(g)	the date on which the Option Holder does or omits to do anything, as a result of which he is deprived of the legal or beneficial ownership of the Option.

7	Takeover, Reconstruction and Amalgamation, and Liquidation

(1)	This Rule shall apply where:

(a)
any person obtains Control of the Company as a result of making either a general offer to acquire the whole of the Company's issued share capital (other than any shares already owned by the Holding Company or any Subsidiary of the Holding Company) and which is made on a condition that if it is satisfied the offeror will have such Control, or a general offer to acquire all the shares in the Company which are of the same class as the Shares; or

16

(b)	any person obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under Section 425 of the UK Companies Act 1985; or

(c)	without any person obtaining Control of the Company, the Court sanctions a scheme of arrangement affecting the Shares under Section 425 of the UK Companies Act 1985; or

(d)	any person becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430 of the UK Companies Act 1985; or

(e)	a resolution is passed for the voluntary winding-up of the Company,

and for the purpose of this Rule 7 (except Rule 7(3)) a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control.

(2)	Subject to Rule 6(5) an Option may be exercised during any of the following periods:

(a)
in relation to Rule 7(1)(a), within six months of the date Control is so obtained and any condition subject to which the offer is made is satisfied (or until the expiry of the period mentioned in (c) below, if earlier); or

(b)	in relation to Rules 7(1)((b) and 7(1)(c), until the six months after the date the Court sanctions the scheme of arrangement; or

(c)	in relation to Rule 7(1)(d), during any period the person remains so bound or entitled; or

17

(d)	in relation to Rule 7(1)(e), within six months of the passing of the resolution.

(3)
Notwithstanding anything to the contrary in these Rules, where any person mentioned in Rules 7(1)(a), 7(1)(b), 7(1)(c) or 7(1)(d) is a company an Option Holder may, by agreement with the Acquiring Company, and within the appropriate period mentioned in Rules 7(2)(a), 7(2)(b) and 7(2)(c), release his Option under the Scheme (“the Old Option”) in consideration of the grant to him of a new Option (“the New Option”) which within the meaning ascribed by paragraph 16(3) of Schedule 12A to the Act, is equivalent to the Old Option but relates to Shares in a different company (whether the Acquiring Company or some other company falling within paragraph 11 of Schedule 12A to the Act).

(4)
With effect from the date of release references in Rules 7, 8, 9, 10, 11 and 13 (and, in relation to expressions used in those Rules, in Rule 1) to “the Company” and “Shares” in the Company shall, in relation to the New Option, be construed as references to the Acquiring Company and Shares in the Acquiring Company or some other company as the case may be.

8	Manner of Exercise

An Option may only be exercised during the periods specified in Rules 6 and 7. Exercise may be in whole or in part, and shall be by the delivery to the secretary of the Company or his duly appointed agent of a notice of exercise in the prescribed form duly completed and signed by the Option Holder, together with a remittance for the Exercise Price payable in respect of the Shares over which the Option is to be exercised and evidence that the monies remitted constitutes the amount repaid under the relevant Savings Certificate. The relevant Shares shall be allotted within 28 days following such delivery.

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9	Issue of Shares

(1)
Shares issued pursuant to the Scheme shall rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.

(2)
The Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Shares pursuant to the Plan application shall be made to relevant stock exchanges and other regulatory authorities for the listing and trading of the Shares.

10	Adjustments

(1)
The number of Shares over which an Option is granted, the Option Price thereof, and the limits in Rule 5 on the number of Shares issuable under the Scheme shall subject to the prior written approval of the Revenue Commissioners be adjusted in such manner as the Committee shall determine (and the Auditors shall confirm in writing to be in their opinion fair and reasonable) following any capitalisation issue, subdivision, consolidation or reduction of share capital and in respect of any discount element in any rights issue or other variation of share capital to the intent that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two places of decimals) the Exercise Price payable in respect of an Option shall remain unchanged but the number of Shares issuable under the Scheme and any other employees' share scheme shall take account of any such event, provided that no adjustment made pursuant to this Rule 10(1) shall have the effect of reducing the Option Price below the nominal value of a Share.

(2)
Any adjustment made to the Option Price of unissued Shares which would have the effect of reducing the Option Price to less than the nominal value of the Share shall only be made if and to the extent that the Committee are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Option Price. The Committee may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Committee shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

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(3)
The Committee may take such steps as they may consider necessary to notify Option Holders of any adjustment made under Rules 10(1) and to call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

11	Administration

(1)	Notices or documents required to be given to an Eligible Employee or to an Option Holder shall either be delivered to him by

(a)	hand;

(b)	sending them to him at his last known address according to the information provided by him. Notices sent by post shall be deemed to have been given on the day following the date of posting; or

(c)
sending them by facsimile, email or any form of electronic means acceptable to the Committee to the Option Holder’s last known facsimile number or email address. Notices sent by this method of communication shall be deemed to have been given at the time of despatch.

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(2)	The Company may distribute to the Option Holders copies of any notice or document sent by the Company to its Shareholders generally.

(3)
The Company shall at all times keep available sufficient unissued Shares will be available to satisfy the exercise of all Options which have neither lapsed nor been exercised taking account of any other obligations of the Company to allot unissued Shares.

(4)	The Committee may make such regulations for the administration of the Scheme as it deems fit, provided that no regulation shall be valid to the extent it is inconsistent with these Rules.

(5)
The decision of the Committee in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive subject to the certification of the Auditors having been obtained when so required by Rule 10(1).

(6)	The costs of introducing and administering the Scheme shall be borne by the Company.

12	Alterations

(1)
Subject to Rules 12(2) below, the Committee may alter the Rules of this Irish Section in any way they see fit provided that no alteration shall be made at a time when this Scheme is approved by the Revenue Commissioners under Schedule 12A to the Act without prior written approval of the Revenue Commissioners.

(2)	Where the alteration is to the advantage of Option Holders (present and future) and it relates to:

(a)	the following definitions set out in Rule 1: “Eligible Employee”; “Exercise Price”; “Grant Period”; “Market Value”; “Maximum Contribution”; “Share” and “Option Price”; or

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(b)	Rule 2(1) (invitation of applications); or

(c)	Rule 2(4) (application forms); or

(d)	Rule 3 (scaling down of Options); or

(e)	Rule 4(1) (period for grant of Options); or

(f)	Rule 4(2) (restriction on grant of Options to Eligible Employees); or

(g)	Rule 4(4) (the non-transferability of an Option); or

(h)	Rule 4(5) (grant of Option without payment); or

(i)	Rule 5 (number of Shares over which Options may be granted in aggregate under the Scheme); or

(j)	Rule 6 (rights of exercise); or

(k)	Rule 7 (rights upon a takeover, reconstruction or amalgamation, or on voluntary liquidation); or

(l)	Rule 9 (issue of Shares); or

(m)	Rule 10 (adjustments to Options); or

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(n)	this Rule 12; or

(o)	Rule 13 (termination of Scheme),

it will not be effective unless either:

(i)	it is made with the prior sanction of an ordinary resolution of the Company in general meeting; or

(ii)
it is made by the Committee as an amendment which it considers necessary or desirable to comply with or take account of the provisions of any proposed or existing legislation, or to take account of the occurrence of any takeover or reconstruction of the Company, or to obtain or maintain favourable tax treatment of any Shares or interests in Shares acquired or held under the Scheme or any rights to acquire such Shares or interests, provided any such amendment does not affect the basic structure of the Scheme.

(3)	No alteration may be made which would abrogate or adversely affect the subsisting rights of Option Holders unless such alteration is made:

(a)
with the consent in writing of such number of Option Holders as hold Options over 75 per cent of the Shares which would be issued if all Options granted and subsisting were exercised and Shares issued; or

(b)
by a resolution at a meeting of Option Holders by a majority of not less than 75 per cent of the Option Holders who attend and vote either in person or by proxy. For the purposes of this Rule 12(3)(b) the Option Holders shall be treated as the holders of a separate class of share capital and the provisions of the articles of association of the Company relating to class meetings shall apply mutatis mutandis.

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(4)	Written notice of any amendment made in accordance with this Rule 12 shall be given to all Option Holders.

13	General

(1)
The Scheme shall terminate on the tenth anniversary of the date on which the Scheme is approved by the Company in General Meeting or at any earlier time by the passing of a resolution by the Committee. Termination of the Scheme shall be without prejudice to the subsisting rights of Option Holders.

(2)
If an Option Holder shall cease for any reason to be in the service of a Participating Company, he shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any sum or any benefit to compensate him for the loss of any right or benefit accrued or in prospect under the Scheme

(3)	The Scheme shall be governed by, and construed in accordance with, Irish law.

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